UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2017

SYNCHRONOSS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52049	06-1594540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crossing Boulevard, 8th Floor Bridgewater, New Jersey	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 620-3940

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05                                           Costs Associated with Exit or Disposal Activities

On June 14, 2017, Synchronoss Technologies, Inc. (the “Company”) commenced a management streamlining and realignment plan.  The primary components of the plan involve reducing layers of management, where appropriate, to increase accountability and effectiveness and streamlining certain functions to reflect the new organizational structure.  As a result of this reduction in force, the Company estimates that it will recognize a pre-tax charge of approximately $22 million to $25 million which consists of severance payments and other termination costs. The Company anticipates that the majority of the charge will be recognized in the second quarter of 2017 and the cash expenditures will be substantially paid out by the third quarter of 2017.

The plan, together with the management changes previously announced, is expected to realize approximately $70 million of annualized pre-tax expense savings.  These expected savings are in addition to the approximate $20 million of annualized pre-tax expense synergies as a result of the staff reductions completed  in connection with its acquisition of Intralinks Holdings, Inc.

The foregoing amounts and timing may vary materially based on various factors.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2017	SYNCHRONOSS TECHNOLOGIES, INC.

	By:	/s/ Lawrence R. Irving

Name: Lawrence R. Irving
Title: Chief Financial Officer

3